Exhibit 23.3

Consent of Independent Auditors

We consent to the reference to our firm under the caption “Experts” and to the use of our report dated November 14, 2008, except as to Note 25 which is as of March 6, 2009 and Notes 1 and 8, which are as of February 23, 2010, with respect to the consolidated financial statements of CIBT Education Group Inc. included in the Registration Statement (Form F-1) and related Prospectus of CIBT Education Group Inc. for the registration of 19,437,500 shares of its common stock.

Vancouver, Canada July 14, 2010	/s/ Ernst & Young LLP Chartered Accountants